UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary Proxy Statement

Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e) (2))

Definitive Proxy Statement

☒ Definitive Additional Materials

Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

TRINITY CAPITAL CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
☒	No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY NOTE

The following disclosures supplement the disclosures contained in the proxy statement/prospectus dated as of January 30, 2019 (the "Proxy Statement/Prospectus"), which was filed by Trinity Capital Corporation ("Trinity") with the Securities and Exchange Commission (the "SEC") on January 31, 2019, as amended and supplemented on February 6, 2019 and February 12, 2019, and mailed on or about February 4, 2019 to Trinity shareholders of record as of the close of business on January 22, 2019 in connection with the previously announced proposed merger between Enterprise Financial Services Corp ("Enterprise") and Trinity (the "Merger").  Enterprise filed a registration statement on Form S-4 with the SEC on December 11, 2018, as amended on December 31, 2018, January 22, 2019 and January 29, 2019 (the "Registration Statement"), which contained a preliminary proxy statement/prospectus relating to the Merger, such Registration Statement being declared effective by the SEC on January 30, 2019.

The following disclosures should be read in conjunction with the disclosures contained in the Proxy Statement/Prospectus, which should be carefully read in its entirety. To the extent that information set forth herein differs from or updates information contained in the Proxy Statement/Prospectus, the information contained herein supersedes the information contained in the Proxy Statement/Prospectus. All page references are to pages in the Proxy Statement/Prospectus, and any defined terms used but not defined herein shall have the meanings set forth in the Proxy Statement/Prospectus.

As disclosed in the Proxy Statement/Prospectus, a putative securities class action complaint was filed in the United States District Court for the District of New Mexico on January 22, 2019 against Trinity, the members of the Trinity board of directors and Enterprise.  In addition, a putative securities class action complaint was filed in the United States District Court for the Southern District of New York on February 12, 2019 against Trinity and the members of the Trinity board of directors. The complaints allege, among other things, that the defendants violated Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, as amended, and certain rules and regulations promulgated thereunder by not disclosing in the Proxy Statement/Prospectus certain allegedly material facts.

Trinity believes that the claims asserted in the lawsuits are without merit. However, to avoid the risk that the lawsuits may delay or otherwise adversely affect the consummation of the Merger and to minimize the expense of defending the lawsuits, Trinity wishes to voluntarily make the supplemental disclosures related to the Merger set forth below. Nothing in these disclosures shall be deemed an admission of the legal necessity or materiality under applicable law of any of the disclosures set forth herein. Trinity specifically denies that any further disclosure is required to supplement the Proxy Statement/Prospectus under applicable law.

Supplements to the Proxy Statement/Prospectus

The following disclosure supplements the Proxy Statement/Prospectus and is to be inserted at the end of the seventh paragraph under the subsection captioned "Background of the Merger" which subsection begins on page 37 of the Proxy Statement/Prospectus.

None of the confidentiality agreements with Party A, Party B and the remaining potential merger partners contained a "Don't Ask, Don't Waive" provision.

The following disclosure supplements the Proxy Statement/Prospectus and is to be inserted on page 57 of the Proxy Statement/Prospectus as a new subsection immediately after the last paragraph under the subsection captioned "Opinion of Trinity's Financial Advisor."

Certain Trinity and Enterprise Unaudited Prospective Financial Information

Neither Enterprise nor Trinity as a matter of course makes public forecasts as to future performance, revenues, earnings or other financial results due to, among other reasons, the inherent uncertainty of underlying assumptions and estimates. However, Enterprise and Trinity are each including in this document certain unaudited prospective financial information for Enterprise and Trinity that was made available to Trinity and its financial advisor or to Enterprise and its financial advisor in connection with the Merger. The inclusion of this information should not be regarded as an indication that any of Trinity, Enterprise, their respective representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results, or that it should be construed as financial guidance, and it should not be relied on as such. Enterprise's management and Trinity's management approved the use of the following unaudited prospective financial information. This information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to Trinity's business and Enterprise's business, all of which are difficult to predict and many of which are beyond Trinity's and Enterprise's control. The unaudited prospective financial information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. No assurance can be given that the unaudited prospective financial information and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to Trinity's performance, Enterprise's performance, industry performance, general business and economic conditions, customer requirements, competition and adverse changes in applicable laws, regulations or rules and the various risks set forth in Trinity's and Enterprise's respective reports filed with or furnished to the SEC. For other factors that could cause actual results to differ, please see the sections entitled "Risk Factors" and "Cautionary Statement About Forward-Looking Statements" beginning on pages 29 and 27, respectively, of this document.

The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with generally accepted accounting principles, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the unaudited prospective financial information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled generally accepted accounting principles measures in each party's historical generally accepted accounting principles financial statements. Neither Enterprise's nor Trinity's independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained in this document, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. No assurance can be given that, had the unaudited prospective financial information been prepared as of the date of this document, similar estimates and assumptions would be used. Neither Enterprise nor Trinity intends to, and each party disclaims any obligation to, make publicly available any update or other revision to the unaudited prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even if any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions. The unaudited prospective financial information does not take into account the possible financial and other effects on either Trinity or Enterprise, as applicable, of the Merger and does not attempt to predict or suggest future results of the combined company after giving effect to the Merger. The unaudited prospective financial information (other than with respect to certain forecasts related to the combined company set forth under "—Certain Forecasts For Pro Forma Financial Impact Analysis" below) does not give effect to the Merger, including the impact of negotiating or executing the Merger Agreement, the expenses that may be incurred in connection with completing the Merger, the potential synergies that may be achieved by the combined company as a result of the Merger, the effect on either Trinity or Enterprise, as applicable, of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the Merger Agreement had not been executed, but that were instead altered, accelerated, postponed or not taken in anticipation of the Merger. Further, the unaudited prospective financial information does not take into account the effect on either Trinity or Enterprise, as applicable, of any possible failure of the Merger to occur. None of Trinity, Enterprise, KBW or their respective affiliates, associates, officers, directors, advisors, agents or other representatives has made, makes or is authorized in the future to make any representation to any shareholder of Trinity, shareholder of Enterprise or any other person regarding Trinity's ultimate performance compared to the information contained in the unaudited prospective financial information or that the forecasted results will be achieved.
In light of the foregoing, and considering that the shareholder meeting of Trinity's shareholders will be held several months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, Trinity shareholders are cautioned not to place unwarranted reliance on such information, and Trinity urges its shareholders to review Enterprise's and Trinity's financial statements and other information contained elsewhere in this document for a description of Enterprise's and Trinity's respective businesses and reported financial results.

Certain Forecasts Regarding Trinity

The following table presents a summary of the selected Trinity unaudited prospective financial data as prepared by Trinity and provided to KBW for the years ending December 31, 2018 through 2021:

	For the year ended December 31,
	2018	2019	2020	2021
	(Dollars in millions)

Net Income	$11.4	$12.7	$14.4	$15.4

Assets	1,259.7	1,260.0	1,277.7	1,300.8

In addition, Trinity provided KBW with (i) an annual long-term EPS growth rate assumption of 10.0% that was used to extrapolate net income estimates for fiscal years 2022 and 2023 at the direction of Trinity management of approximately $17.0 million and $18.7 million, respectively, and (ii) an annual long-term growth rate assumption of approximately 2% which was used to extrapolate an estimate of total assets as of December 31, 2022 at the direction of Trinity management of approximately $1.3 billion.

In the discounted cash flow analysis of Trinity performed by KBW in connection with its opinion, the following estimates of excess cash flows that Trinity could generate over the period from September 30, 2018 through December 31, 2022 as a stand-alone company were derived from the estimated net income and total asset data for Trinity as described above, calculated generally as any portion of estimated earnings in excess of an amount assumed to be retained by Trinity to maintain the assumed tangible common equity to tangible assets ratio, and were used and relied upon by KBW at the direction of Trinity management and with the consent of the Trinity board of directors:

	For the three months ended December 31,	For the year ended December 31,
	2018	2019	2020	2021	2022
	(Dollars in millions)

Excess Cash Flows	$1.4	$12.8	$12.3	$12.9	$14.2
_____________
(1)	In addition, excess capital of $7.5 million as of September 30, 2018 was assumed to be distributed to the Trinity shareholders.

The foregoing estimates of excess cash flows, which were derived from the estimated net income and total asset data for Trinity as described above, were calculated solely for purposes of the discounted cash flow analysis in connection with KBW's opinion, and none of Enterprise, Trinity or KBW assumes any responsibility for any use of such estimates, or reliance on such estimates, for any other purpose.

Certain Forecasts Regarding Enterprise

The following table presents a summary of the Enterprise IBES consensus publicly available "street estimates" for the years ending December 31, 2018 through 2020:

	For the year ended December 31,
	2018	2019	2020

Earnings per Share ($)	$3.77	$3.82	$4.05

Assets ($ in millions)	5,586.0	5,958.6	6,311.0

KBW discussed with Wells Fargo Securities, Enterprise's financial advisor, and used an estimated EPS for Enterprise of $3.77 for the full fiscal year 2018, $3.82 for fiscal year 2019, and $4.05 for fiscal year 2020, which consisted of IBES consensus "street estimates" for the fourth quarter of 2018 and the full fiscal year of 2019 and 2020, which were extrapolated for fiscal years 2021 through 2023 using an assumed annual EPS growth rate of 8.0% for the full fiscal year 2021, 7.0% for the full fiscal year 2022, and 6.0% for the full fiscal year 2023 at the direction of Enterprise management.  The extrapolations resulted in estimated 2023 net income of approximately $115.7 million.

In addition, KBW discussed with Enterprise's financial advisor and used estimates of total assets of Enterprise of approximately $5.6 billion as of December 31, 2018, approximately $6.0 billion as of December 31, 2019, and approximately $6.3 billion as of December 31, 2020, which consisted of IBES consensus "street estimates" for the fiscal year-end of 2018, 2019 and 2020, which were extrapolated for fiscal year-end 2021 and 2022 using an assumed annual growth rate of approximately 7% at the direction of Enterprise management.  The extrapolations resulted in estimated total assets as of December 31, 2022 of approximately $7.2 billion.

In the discounted cash flow analysis of Enterprise performed by KBW in connection with its opinion, the following estimates of excess cash flows that Enterprise could generate over the period from September 30, 2018 through December 31, 2022 as a stand-alone company were derived from the estimated EPS and total asset data for Enterprise as described above, calculated generally as any portion of estimated earnings in excess of an amount assumed to be retained by Enterprise to maintain the assumed tangible common equity to tangible assets ratio, and were used and relied upon by KBW at the direction of Trinity management and with the consent of the Trinity board of directors:

	For the three months ended December 31,	For the year ended December 31,
	2018	2019	2020	2021	2022
	(Dollars in millions)

Excess Cash Flows	$17.2	$60.6	$66.5	$68.1	$70.2
_____________
(1)	In addition, excess capital of $29.1 million as of September 30, 2018 was assumed to be distributed to the Enterprise shareholders.

The foregoing estimates of excess cash flows, which were derived from the estimated EPS and total asset data for Enterprise as described above, were calculated solely for purposes of the discounted cash flow analysis in connection with KBW's opinion, and none of Enterprise, Trinity and KBW assumes any responsibility for any use of such estimates, or reliance on such estimates, for any other purpose.

Certain Forecasts For Pro Forma Financial Impact Analysis

For the Forecasted Pro Forma Financial Impact Analysis performed by KBW in connection with its opinion, KBW discussed with Enterprise's financial advisor and used, among others, the following closing balance sheet estimates for Enterprise as of March 31, 2019 for Enterprise which were extrapolated from historical data using growth rates taken from publicly available consensus "street estimates" for Enterprise:

·	Total assets of $5.7 billion; and
·	Tangible common equity of $500.1 million.

For its pro forma merger analysis, Trinity provided KBW with the following closing balance sheet estimates for Trinity, which were extrapolated from Trinity management provided estimates as of December 31, 2018, and December 31, 2019:

·	Total assets of $1.3 billion; and
·	Tangible common equity of $112.8 million.

For the Forecasted Pro Forma Financial Impact Analysis performed by KBW in connection with its opinion, Enterprise's financial advisor provided the following assumptions to KBW:

Purchase Accounting Adjustment Assumptions:

·	Mark of approximately $16 million on gross loans (net of loan loss reversal)
·	Mark of approximately $17 million on securities (inclusive of unrealized losses)
·	Fixed assets write-up of approximately $9 million (depreciated straight-line over 15 years)
·	Mark of approximately $4 million on trust preferred securities

Pro Forma Capital Assumptions:

·	Tangible common equity to tangible asset ratio of approximately 8.3%
·	Leverage ratio of approximately 10.0%
·	Tier 1 common risk based capital ratio of approximately 9.7%
·	Tier 1 risk based capital ratio of approximately 11.2%
·	Total risk based capital ratio of approximately 12.8%

Cost Savings Assumptions:

·	36.0% of Trinity's expected non-interest expenses for 2019 (50% realized in 2019, 100% thereafter)

Other Assumptions:

·	Core deposits intangible estimates of approximately $24.0 million (amortized using 10-year sum-of-the-years digits)

The following disclosure supplements the subsection captioned "Enterprise Selected Companies Analysis" beginning on page 51 of the Proxy Statement/Prospectus.

The low and high stock price-to-book value per share multiples of the selected companies in the selected companies analysis of Enterprise were 0.91x (the multiple for First Internet Bancorp) and 2.18x (the multiple for Lakeland Financial Corporation), respectively. The low and high stock price-to-tangible book value per share multiples of the selected companies were 0.93x (the multiple for First Internet Bancorp) and 2.39x (the multiple for German American Bancorp, Inc.), respectively. The low and high stock price-to-LTM EPS multiples of the selected companies (excluding the multiple for Byline Bancorp, Inc., which multiple was considered to be not meaningful) were 10.5x (the multiple for Merchants Bancorp) and 25.7x (the multiple for First Midland States Bancorp, Inc.), respectively. The low and high stock price-to-2018 estimated EPS multiples of the selected companies were 10.0x (the multiple for First Internet Bancorp) and 17.0x (the multiple for Byline Bancorp, Inc.), respectively. The low and high stock price-to-2019 estimated EPS multiples of the selected companies were 8.7x (the multiple for First Internet Bancorp) and 13.9x (the multiple for Byline Bancorp, Inc.), respectively.

The following disclosure supplements the subsection captioned "Trinity Selected Companies Analysis" beginning on page 53 of the Proxy Statement/Prospectus.
The low and high stock price-to-book value per share multiples of the selected companies in the selected companies analysis of Trinity were 0.93x (the multiple for First Western Financial, Inc.) and 2.24x (the multiple for People's Utah Bancorp), respectively. The low and high stock price-to-tangible book value per share multiples of the selected companies were 1.08x (the multiple for First Financial Northwest, Inc.) and 2.50x  (the multiple for People's Utah Bancorp), respectively. The low and high stock price-to-LTM EPS multiples of the selected companies were 7.7x (the multiple for Pacific Mercantile Bancorp) and 46.2x (the multiple for First Western Financial, Inc.), respectively. The low and high stock price-to-2018 estimated EPS multiples of the selected companies were 10.7x (the multiple for First Financial Northwest, Inc.) and 21.1x (the multiple for First Western Financial, Inc.), respectively. The low and high stock price-to-2019 estimated EPS multiples of the selected companies were 10.0x (the multiple for Eagle Bancorp Montana, Inc.) and 15.9x (the multiple for Coastal Financial Corporation), respectively.  2018 and 2019 EPS consensus "street estimates" were not then publicly available for Oak Valley Bancorp, United Security Bancshares, Community West Bancshares, Plumas Bancorp, Sound Financial Bancorp, Inc. and Summit State Bank.

The following disclosure supplements the subsection captioned "Select Transactions Analysis" beginning on page 55 of the Proxy Statement/Prospectus.
The low and high transaction price-to-tangible book value multiples of the selected transactions in the selected transactions analysis were 1.56x (the multiple for MidWestOne Financial Group, Inc./ATBancorp) and 4.04x (the multiple for Meta Financial Group, Inc./Crestmark Bancorp Inc.), respectively. The low and high transaction price-to-LTM EPS multiples of the selected transactions were 6.3x (the multiple for MidWestOne Financial Group, Inc./ATBancorp) and 41.0x (the multiple for First Interstate BancSystem, Inc./Idaho Independent Bank), respectively. The low and high core deposit premiums of the selected transactions were 3.2% (the core deposit premium for MidWestOne Financial Group, Inc./ATBancorp) and 28.5% (the core deposit premium for Meta Financial Group, Inc./Crestmark Bancorp Inc.), respectively.

Additional Information and Where to Find It

In connection with the proposed Merger, Trinity filed the Proxy Statement/Prospectus with the SEC on January 31, 2019, as amended and supplemented on February 6, 2019 and February 12, 2019. Trinity has mailed the Proxy Statement/Prospectus to its shareholders on or about February 4, 2019 and has filed and may file with the SEC other relevant documents relating to the Merger.  Trinity urges investors and shareholders to read the Proxy Statement/Prospectus regarding the proposed Merger, as well as other documents filed with the SEC, carefully and in their entirety, because they contain or will contain important information about the proposed Merger and related matters. You may obtain copies of all documents filed by Trinity or Enterprise with the SEC regarding this transaction, free of charge, at the SEC's website (www.sec.gov). You may also obtain these documents, free of charge, from: (i) Trinity's website (www.lanb.com) under the heading "About" and then under the heading "Investor Relations" and then under the tab "Filings and Financials;" or (ii) Trinity upon written request to Trinity Capital Corporation, Attn: Investor Relations, 1200 Trinity Drive, Los Alamos, New Mexico 87544. A free copy of the Proxy Statement/Prospectus, as well as other filings containing information about Trinity and Enterprise may be obtained at the SEC's website (http://www.sec.gov).

No Offer or Solicitation

The information in these materials is for informational purposes only and is neither an offer to purchase, nor a solicitation of an offer to sell, subscribe for or buy any securities or the solicitation of any vote or approval in any jurisdiction pursuant to or in connection with the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, and otherwise in accordance with applicable law.

Participants in the Solicitation

Trinity and Enterprise and certain of their directors, executive officers, management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of Trinity in respect of the Merger.  Information concerning Trinity's participants is set forth in the definitive proxy statement, dated April 20, 2018, for Trinity's 2018 annual meeting of shareholders as filed with the SEC on Schedule 14A.  Information about the directors and executive officers of Enterprise is set forth in the definitive proxy statement for Enterprise's 2018 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 14, 2018 and as amended by supplements to the definitive proxy statement filed with the SEC on March 14, 2018, March 30, 2018, and April 19, 2018.  Additional information about Trinity's directors and executive officers can also be found in the above-referenced Registration Statement on Form S-4. Investors should read the Proxy Statement/Prospectus carefully in its entirety before making any voting or investment decisions. You can obtain a free copy of the Proxy Statement/Prospectus and other documents that Trinity and Enterprise file with the SEC using the contact information above.

Cautionary Statements Regarding Forward-Looking Information

These materials contain statements regarding the proposed transaction between Trinity and Enterprise, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the proposed transaction and other statements about the future expectations, beliefs, goals, plans or prospects of the management of each of Trinity and Enterprise.  These statements are based on current expectations, estimates and forecasts and management assumptions about the future performance of each of Trinity, Enterprise and the combined corporation, as well as the businesses and markets in which they do and are expected to operate.  These statements constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Words such as "expects," "believes," "estimates," "anticipates," "targets," "goals," "projects," "intends," "plans", "seeks," "indicates," "may", "potential," "could" and variations of such words and similar expressions are intended to identify such forward-looking statements which are not statements of historical fact.  These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to assess.  Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.  The closing of the proposed transaction is subject to regulatory approvals, the approval of the shareholders of Trinity and Enterprise, and other customary closing conditions.  There is no assurance that such conditions will be met or that the proposed transaction will be consummated within the expected time frame, or at all.  If the transaction is consummated, factors that may cause actual outcomes to differ from what is expressed or forecasted in these forward-looking statements include, among things: difficulties and delays in integrating Trinity and Enterprise and achieving anticipated synergies, cost savings and other benefits from the transaction; higher than anticipated transaction costs; deposit attrition, operating costs, customer loss and business disruption following the Merger, including difficulties in maintaining relationships with employees, may be greater than expected; required governmental approvals of the Merger may not be obtained on the Merger's proposed terms and schedule, or without regulatory constraints that may limit growth; competitive pressures among depository and other financial institutions may increase significantly and have an effect on revenues; the strength of the U.S. economy in general, and of the local economies in which the surviving corporation will operate, may be different than expected, which could result in, among other things, a deterioration in credit quality or a reduced demand for credit and have a negative effect on the combined corporation's loan portfolio and allowance for loan losses; changes in the U.S. legal and regulatory framework; and adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) which would negatively affect the surviving corporation's business and operating results.  For a more complete list and description of such risks and uncertainties, refer to Trinity's Annual Report on Form 10-K for the year ended December 31, 2017, Enterprise's Annual Report on Form 10-K for the year ended December 31, 2017, as well as other filings made by Trinity and Enterprise with the SEC. Except as required under the U.S. federal securities laws and the rules and regulations of the SEC, Trinity disclaims any intention or obligation to update any forward-looking statements after the filing of these materials, whether as a result of new information, future events, developments, changes in assumptions or otherwise.